Issuer Free Writing Prospectus Dated: 2 February 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933

Relating to Preliminary Prospectus Dated: 21 November 2023

Registration Statement No. 333-272136

1 Intelligent Group Limited (Proposed Nasdaq Symbol INTJ) February 2024 Issuer Free Writing Prospectus Dated: 2 February 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933 Relating to Preliminary Prospectus Dated: 21 November 2023 Registration Statement No. 333 - 272136

This presentation contains forward - looking statements that involve substantial risks and uncertainties . In some cases, you can identify forward - looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future . These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward - looking statements . This presentation and the accompanying oral presentation contain “forward - looking” statements that are based on our management’s beliefs and assumptions and on information currently available to management . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties, and assumptions, the forward - looking events and circumstances discussed herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . Although our management believes that the expectations reflected in our forward - looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances described in the forward - looking statements will be achieved or occur . We undertake no obligation to publicly update any forward - looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise . 2 FORWARD - LOOKING STATEMENTS

FREE WRITING PROSPECTUS STATEMENT 3 This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the “Ordinary Shares”), par value US$0.00001 per share, of Intelligent Group Limited (the “Company”), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1916416/000121390023089027/ff12023a4_intelligent.htm This presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov/ .

OFFERING SUMMARY 4 Transaction Details Intelligent Group Limited Issuer Ordinary Shares Securities INTJ Proposed Nasdaq Capital Market Symbol 11,250,000 Ordinary Shares Number of Ordinary Shares Outstanding before this Offering 2,000,000 New Shares Number of Shares Being Offered US$4 to US$5 Offering Price Range per Share US $ 8,000,000 to US $ 10,000,000 Offering Size 13,250,000 Ordinary Shares, assuming no exercise of their over - allotment option by the underwriter 13,550,000, assuming the exercise of their over - allotment option by the underwriter Number of Ordinary Shares Outstanding after this Offering • Approximately 40% for growing our Financial PR business • Approximately 30% for updating our IT systems • Approximately 30% for additional working capital and other general corporate purposes Use of Proceeds • WestPark Capital, Inc. Underwriter

Investment Highlight Company Profile » History and Structure » Services Business Strategies Industry Overview Management and Directors Financial Information 5 C ONTENT

6 INVESTMENT HIGHLIGHT

7 Comprehensive Financial PR Services • Advise our clients on their communications and reputation management efforts • Provide comprehensive Financial PR services to our clients during mergers and acquisitions Media Monitoring & Promotion Services with Extensive Coverage • An extensive network of hedge funds and private equity funds • Partner with Key Opinion Leaders from Hong Kong and Mainland China on various online platforms Strong Client Base • Serve a diverse and solid base of clients • Serve 113 clients, of whom 65 are listing applicants or listed companies on the HK Stock Exchange Experienced Management & Professional Staff • Experienced and Competent Senior Management • Our professional staff enables the Company to implement the business strategies and provide quality services to clients INVESTMENT HIGHLIGHT

8 COMPANY PROFILE

Corporate Overview • As a professional services provider in Hong Kong, the Company provides holistic and comprehensive Financial PR services to its clients through IJL, the Company’s key operating entity in Hong Kong . The Company advises its clients on their communications and reputation management efforts . • The Company aims to build an effective channel for exchanging information between the public, investors, and clients . The Company provides information about its clients to investors and the people in a manner that enables them to understand the clients’ operations more efficiently . The objective is to create a favorable market image of the Company’s clients to the public . COMPANY PROFILE Intelligent Joy Limited (“IJL”) Hong Kong Intelligent Tech Limited (“ITL”) Hong Kong Intelligent Group Limited (“IGL”) BVI 100% owned by IGL 9 100% owned by IGL Corporate Structure

Conferences & Interviews Services • Coordinate shareholders meetings and press conferences for the Company’s clients, monitor question and answer sessions and media interviews • Arrange conferences to release the Company’s clients' financial and operational information or specific matters to media, investors, research analysts, and other interested parties • Arrange site visits for fund managers, securities analysts, and reporters and conduct meetings with the management of the Company’s clients Media Relations & Monitoring Services • Ensure that sufficient corporate information is conveyed to the media and investors • Provide market information and news for the Company’s clients to keep their management and relevant personnel abreast of the latest market developments • Provide extensive coverage for the Company’s clients with its media monitoring service, reporting daily on stock trading performance information collected from various fund pricing applications COMPANY PROFILE Major Financial PR Services Provided 10

Investor Polling Services • Compile questionnaires and conduct investor surveys for clients • Provide clients with an in - depth knowledge of investors' perception of clients’ business outlook • Follow up by preparing a report that analyzes the materials and information obtained from investors and summarizes their opinions on the clients COMPANY PROFILE Crisis Management Services • Prepare crisis contingency plans, organize crisis public relations teams, and establish crisis management mechanisms for clients whenever necessary • Provide strategic communications counsel, investor relations support, and tailored communication advice on capital markets transactions and other situations • In the event that a crisis occurs, convene an emergency meeting to discuss and analyze the situation and its possible negative impact and ascertain the extent of the crisis and market reaction to protect the image and reputation of the client and its brands. Major Financial PR Services Provided 11

COMPANY PROFILE Investor Relations & Targeting Services • Provide investors with publicly available information about clients, such as their line of business, development trends, and industry prospects • Plan and develop promotional events and present listing news through various promotion channels to maximize the effectiveness of the publicity the Company generates • Publish and distribute research articles through third - party media in Mainland China and Hong Kong and through professional columns reviews, various social media platforms, and apps for brokerage and securities firms Coordinate Listing Activities Services • Provide Financial PR services during a company's IPO in Hong Kong. • Roadshows • Investor luncheons • Press conferences/media briefings • Listing ceremonies • Site visits/business tours Major Financial PR Services Provided 12

13 BUSINESS STRATEGIES

Further strengthen the Company’s Financial PR business in Hong Kong • Continue to focus on the Company’s Financial PR business in Hong Kong significantly • Strengthen the Company’s Financial PR business by recruiting additional experienced staff with equipped with appropriate industry knowledge and good client connections • Recruit additional experienced professional staff to ensure that the Company has sufficient staff with appropriate levels of knowledge, skills and experience to effectively provide its services • Enhance the remuneration package of the Company’s existing professional team to retain talent • Increase the Company’s project execution as well as its capacity to provide quality services to its clients, and to maintain effective systems and controls to ensure that the Company is able to meet all of its obligations and responsibilities under relevant rules and regulations BUSINESS STRATEGIES 14

Expand the Company’s market presence in other international capital markets, particularly the U.S. • Plan to replicate the Company’s success in Hong Kong and establish and expand its market presence in the U.S to meet the rising demand for companies located in the Asia Pacific region, including but not limited to China, Hong Kong, Singapore and Malaysia, to gain access to international capital markets, in particular the U.S. capital markets • Collaborate with suitable service providers in the U.S., including through strategic alliances and joint ventures, and may establish the Company’s offices and recruit qualified talent in the U.S. to capture rising demand Enhance the Company’s automation and establishment of virtual Financial PR services • Enhance the automation of the Company’s Financial PR services to increase its operational efficiency and competitiveness • Introduce the app, other IT systems and tools and the extension of the Company’s online Financial PR platform, expanding its coverage in media monitoring and promotion, but also provide more targeted and personalized information to clients and increase the value of the Company’s services • Launch virtual Financial PR services, including establishing a virtual roadshow platform, which will enable clients to conduct roadshows or other events in the event of any travel restrictions or unforeseen events that affect in - person attendance BUSINESS STRATEGIES 15

16 INDUSTRY OVERVIEW

• PR is the management of communications between a company and the public. Through PR, a company disseminates information about its products and services to the public to create, maintain and protect its reputation, enhance its prestige and reputation, and present a favorable image through news releases, press conferences, internet communications, and advertising. —— Introduction of Public Relations — — (PR) INDUSTRY OVERVIEW • Effective PR relations activities may increase a company’s value by assisting issuers in conducting a successful IPO, taking measures to improve stock prices and liquidity, and raising additional funds after the IPO. 17

» The expansion of the HK capital markets » Increasing demand for Financial PR services to enhance brand and corporate image 2022 2012 2597 1547 Number of Listed Companies in HK Approximately 5.3% CAGR Positive Correlated Performance of the HK Stock Market The Demand for Financial PR • Seek to rely on Financial PR firms to manage the relevant corporate information • Seek to communicate effectively and honestly with investors • Seek company transparency by obtaining more detailed information • Increasingly fiercer competition & more sophisticated investors 18 ࢍ I Ԇ n v e ش st o ߶ rs ொ Companies —— Key Drivers of the Financial PR Market in Hong Kong — — INDUSTRY OVERVIEW

• Reach consumers through a variety of channels • Deeper personal connection with companies’ branding and corporate message Characteristics • Substantial growth in the technologies • Allow Financial PR firms to reach a much larger audience • Expand the target group to include all persons vital to the success of a business Strengths • Monitor social channels closely and address issues swiftly and tactfully —— Key Drivers of the Financial PR Market in Hong Kong — — » Digitalization of global business and the increasing use of social media - Digital and Social Media INDUSTRY OVERVIEW 19

Entry Barriers Fierce Competition • The Financial PR industry in Hong Kong is highly competitive with low market concentration • Leading service providers in the industry usually have years of experience, pools of talent, sound reputations, large client bases and a history of network accumulation in the market, with mature business models and operational processes, and they may leverage the advantages of their international background and diversified businesses • New entrants may face the risk and challenge of limited and inadequate resources in terms of pricing, project scale and turnover, client base, talent and capital INDUSTRY OVERVIEW 20

Entry Barriers Need for Effective & Professional Teams • Financial PR firms mainly operate in an asset - light model, hence staff cost represents one of the major operational costs for a Financial PR firm, that requires an effective and professional team • An effective and professional PR team will ensure the smooth communication between the Financial PR firm and its clients, consumers and the public, and will help to be open to the client’s suggestions and criticisms • Changing circumstances can cause plans to be changed without notice, and different situations may occur that demand Financial PR personnel having as much flexibility, knowledge, experience and communication skills • A delayed response or an unclear or imprecise reply to the public may trigger a significant deterioration of a brand’s reputation and image. Therefore, PR personnel need to balance the priorities among diverse stakeholders when acting on behalf of a client • The team should be equipped with an in - depth understanding of each key part of the client’s business so as to effectively manage its brand image INDUSTRY OVERVIEW 21

Entry Barriers Difficulty in building up a client portfolio • New entrants in the Financial PR industry may face difficulty in building up their client portfolio needed for a sustainable business, as established competitors are positioned to enjoy first mover advantages • A client will select a Financial PR firm having a client portfolio and a strong track record with the major reason that clients tend to look for service providers that have conducted similar projects in their industry • Clients tend to choose its current service provider future projects if the services provided are acceptable • New entrants might be difficult to reach clients that are already using services from an established Financial PR service provider INDUSTRY OVERVIEW 22

23 MANAGEMENT AND DIRECTORS

24 Ms. Lau Wai Director & Chairlady of the Board of Directors • Ms. Lau has about eight years of experience in the Financial PR and media industries. • She was a licensed representative of several financial groups and asset management companies. • Ms . Lau obtained a bachelor’s degree from Hunan University and a master’s degree from the City University of Hong Kong . Mr. Man Siu Hin Chief Financial Officer • Mr . Man has over ten years of experience in accounting . • He obtained his bachelor’s degree with a double major in Accounting and Accounting Technologies. • He was admitted as a professional member of CPA Australia in 2014. • Mr. Che has over seven years of experience in finance. • He obtained a bachelor’s degree from the University of Adelaide. • He has been a member of CPA Australia since November 2011. Mr. Che Kean Tat Independent Director • Ms. Yeung has over 19 years of experience in auditing, financial management, internal control, and corporate governance. • She graduated from the Hong Kong University of Science and Technology with a bachelor's degree. • She was admitted as a member and fellow of the Hong Kong Institute of CPA in February 2008 and October 2017, respectively. Ms. Yeung Josephine Yan Independent Director Mr. Chow Shiu Wing Joseph Independent Director • Mr. Chow has over 24 years of experience in general commercial and intellectual property law. • He obtained a Bachelor of Laws degree from the City University of Hong Kong in 1996 and was admitted as a solicitor in Hong Kong in 1999. MANAGEMENT DIRECTORS

25 FINANCIAL INFORMATION

FY 2022 FY 2021 1,836,204 2,888,405 Revenue (US$) 445,741 1,496,362 Net Income (US$) —— For the Years Ended November 30 — — FINANCIAL INFORMATION Revenue (US$), $2,888,405 Net Income (US$), $1,496,362 Revenue (US$), $1,836,204 Net Income (US$), $445,740 $500,000 $0 $1,500,000 $1,000,000 $2,000,000 $2,500,000 $3,000,000 $3,500,000 Revenue (US$) Net Income (US$) Revenue & Net Income Analysis FY2021 FY2022 Note: All financial data in this presentation from Hong Kong dollars to U.S.dollars were calculated at the noon buying rate of US$1=HK$7.8050 on November 30,2022 26

2023 2022 1,038,148 1,008,852 Revenue (US$) 395,210 239,219 Net Income (US$) —— For the Six Months Ended May 31 — — FINANCIAL INFORMATION Revenue (US$), $1,008,852 Net Income (US$), $239,219 Revenue (US$), $1,038,148 Net Income (US$), $395,210 $0 $200,000 $400,000 $600,000 $800,000 $1,000,000 $1,200,000 Revenue (US$) Net Income (US$) Revenue & Net Income Analysis 2022 2023 Note: All financial data in this presentation from Hong Kong dollars to U.S.dollars were calculated at the noon buying rate of US$1=HK$7.8304 on May 31,2023 27

28 THANK YOU